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EXHIBIT 6

                            Note Exchange Agreement

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                            NOTE EXCHANGE AGREEMENT

   THIS AGREEMENT (this "Agreement") is made and entered into as of December 6, 1996, by and among ZYNAXIS, INC., a Pennsylvania corporation (the "Company"), CYTRX CORPORATION, a Delaware corporation ("CytRx"), VAXCEL, INC., a Delaware corporation and a wholly owned subsidiary of CytRx ("Vaxcel"), EUCLID PARTNERS III, L.P., a Delaware limited partnership, and S.R. ONE, LTD., a Delaware limited partnership (together with Euclid Partners III, L.P., the "Noteholders").

                                 WITNESSETH:

   WHEREAS, the Noteholders hold certain convertible promissory notes on which the Company is the obligor.

   WHEREAS, simultaneously with the execution of this Agreement the Company is entering into an Agreement and Plan of Merger and Contribution (the "Agreement and Plan of Merger and Contribution") with CytRx, Vaxcel, and Vaxcel Merger Sub, Inc., a Georgia corporation and a newly formed, wholly owned subsidiary of Vaxcel ("Vaxcel Merger Sub"), and certain other agreements, including, among other things, a Liquidation Agreement (the "Liquidation Agreement") contemplating the sale of Assets (as defined therein) of the Company and documents (the "Secured Loan Documents") relating to a secured loan being extended to the Company by CytRx (the "Secured Loan"). The Agreement and Plan of Merger and Contribution provides for the issuance of shares of common stock of Vaxcel and a warrant to purchase shares of common stock of Vaxcel to CytRx in exchange for CytRx's contribution of the Secured Loan and cash in an amount equal to Four Million Dollars ($4,000,000) minus the balance of the Secured Loan at the time of contribution, subject to adjustment for payments made to shareholders of Zynaxis pursuant to Section 3.3 of the Agreement and Plan of Merger and Contribution. The Agreement and Plan of Merger and Contribution also provides for the issuance of shares of common stock of Vaxcel to the existing shareholders of the Company in exchange for the contribution to Vaxcel by the existing shareholders of the Company of all of the outstanding shares of capital stock of the Company by means of a merger of Vaxcel Merger Sub with and into the Company (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of the Company will be converted into the right to receive shares of the common stock of Vaxcel. As a result, shareholders of the Company will become shareholders of Vaxcel and the Company will continue to conduct its business and operations as a wholly owned subsidiary of Vaxcel.

   WHEREAS, CytRx is unwilling to enter into the Agreement and Plan of Merger and Contribution unless the Noteholders agree to exchange their promissory notes for shares of common stock of Vaxcel upon the terms set forth in this Agreement in connection with the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Agreement to Exchange. Upon consummation of the Merger, each convertible demand promissory note issued by the Company and held by a Noteholder (each a "Company Demand Note") shall be exchanged for the number of shares (the "Note Shares") of Vaxcel Common Stock equal to the Exchange Ratio multiplied by the quotient (rounded down to the nearest whole share) obtained by dividing the unpaid principal amount of such Company Demand Note, together with unpaid interest thereon accrued through September 30, 1996, by the Per Share Price, as such term is defined in the Agreement and Plan of Merger and Contribution. At the closing of the transactions contemplated by the Agreement and Plan of

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Merger and Contribution (the "Closing") each holder of a Company Demand Note shall deliver to the Company the Company Demand Note, marked "Paid in Full," and Vaxcel shall deliver to each such holder in exchange therefor a certificate representing all the Note Shares to be issued in exchange therefor, duly registered in the name of such holder, free and clear of any liens, security interests or other defects of title.

      2. Termination of Registration Rights. Each of the undersigned Noteholders agrees that: (i) upon execution of this Agreement all rights that the Noteholder may have to require the Company to register securities of the Company for sale under applicable state and federal securities laws ("Registration Rights") are suspended pending the Closing, and (ii) upon consummation of the Merger all such Registration Rights will be terminated and such Noteholder will have such registration rights as are provided for such Noteholder in the Agreement and Plan of Merger and Contribution. If the Agreement and Plan of Merger and Contribution is terminated for any reason, beginning at the time of such termination the undersigned Noteholder shall have such Registration Rights as such Noteholder would have had at such time if such Registration Rights had not been suspended pursuant to the preceding sentence.

      3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, CytRx or Vaxcel, to the address set forth in Section 11.8 of the Agreement and Plan of Merger and Contribution; and (ii) if to a Noteholder, to its address shown below its signature on the last page hereof.

      4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

      6. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

      9. Equitable Remedies. Each Noteholder agrees that irreparable damage would occur and that CytRx, Vaxcel and the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that CytRx, Vaxcel and the Company shall be entitled to an injunction or injunctions to prevent breaches by a Noteholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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      10.  Severability.  If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.



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                   [Signature Page to Note Exchange Agreement]

   IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the day and year first above written.


ZYNAXIS, INC.                           CYTRX CORPORATION

By:    /s/ Martyn D. Greenacre          By:    /s/ Jack J. Luchese
Name:  Martyn D. Greenacre              Name:  Jack J. Luchese
Title: Chairman, President and CEO      Title: Chairman, President and CEO


VAXCEL, INC.

By:    /s/ Paul J. Wilson
Name:  Paul J. Wilson
Title: President and CEO


EUCLID PARTNERS III, L.P.               S.R. ONE, LTD.

By:    /s/ Stephen K. Reidy             By:    /s/ Brenda D. Gavin
Name:  Stephen K. Reidy                 Name:  Brenda D. Gavin
Title: General Partner of               Title: Vice President
       Euclid Associates  III, L.P.,
       General Partner of Euclid
       Partners III, L.P.

Address:                                Address: 565 E. Swedesford Rd.
                                                 No. 315
                                                 Wayne, PA 19087